Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES 2018 4th QUARTER AND FULL YEAR RESULTS

~ Comparable Store Sales Increased 0.4% for the Full Year ~

~ GAAP Operating Income of $6.5 Million for the Full Year and a Loss of $1.6 Million in the Fourth Quarter ~

~ Non-GAAP Operating Income of $10.2 Million for the Full Year Increasing 32.9% from Prior Year ~

~ Fourth Quarter Non-GAAP Operating Income of $0.1 Million Meeting Guidance ~

~ Reports $33.2 Million of Adjusted EBITDA for the Full Year ~

~ Reports $95.5 Million in Cash with no Debt Outstanding or $1.45 Per Diluted Share ~

New York, New York — March 21, 2019 — RTW Retailwinds, Inc. [NYSE:RTW], formerly known as New York & Company, Inc. [NYSE: NWY], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the fourth quarter and full year fiscal 2018 representing the 13-weeks and 52-weeks ended February 2, 2019, respectively. This compares to the 14-week fourth quarter and 53-week full year of fiscal 2017, which ended February 3, 2018.

Gregory Scott, RTW Retailwinds, Inc. CEO stated: “While our fourth quarter results were in line with our updated guidance and the year included significant progress toward our goals, we were disappointed to see the momentum in our business soften in January. The challenges we experienced in the fourth quarter reflected declines in traffic and new customer acquisition as well as decreased product acceptance in our SoHo Jeans sub-brand. We are rebalancing are marketing media mix towards new customer acquisition, have made leadership changes in our digital organization, and are adjusting our go-forward assortments in SoHo Jeans to improve the overall trend. Despite this, 2018 was a highly productive year. In fact, financially the year saw increased comparable sales, expansion in gross margin, expense discipline, and inventory management resulting in a $2.5 million increase in adjusted operating income as compared to fiscal 2017. Strategically, the year included a significant milestone for our Company, as we changed our name to RTW Retailwinds. This transformation to RTW establishes a strong and distinct corporate identity reflecting our vision to maximize the power of our platform to create destination celebrity and lifestyle brand assortments across categories and channels. Throughout 2018, we delivered positive comp results in our celebrity collaborations, including our successful Eva Mendes and Gabrielle Union collections, as well as comp increases in our largest sub-brand, 7th Avenue. We also introduced Kate Hudson as our SoHo Jeans sub-brand ambassador and look forward to improving results across our casual sub-brand. Finally, we are pleased to end the year with a strong balance sheet that gives us the flexibility to fund our growth initiatives and deliver positive cash flow.”

“We begin 2019 focused on the execution of our multi-brand portfolio vision and believe we have identified the right actions to address our traffic, customer acquisition, and digital opportunities,” Mr. Scott continued. “We remain intensely focused on the future growth of our core New York & Company brand where our celebrity collaborations continue to drive brand awareness and a critical point of differentiation. We are executing against our strategic plan to grow our Fashion to Figure business. In addition, we are bringing to market two digitally native brands, including Happy x Nature, Kate

Hudson’s first ready-to-wear collection launching on April 4th, and Uncommon Sense, our lingerie lifestyle brand which we believe is positioned to capture share given the disruption that is occurring in this market. While first quarter guidance reflects the expectation that the trends we saw in January continued, we are confident in our strategy and expect the execution of our initiatives to position us to achieve our goal of long-term sustained profitable growth.”

Fourth Quarter Fiscal Year 2018 Results (13-week period ended February 2, 2019 as compared to the 14-week period ended February 3, 2018):

As it relates to the fourth quarter of fiscal year 2018, the Company noted the following:

•                  Net sales were $247.3 million, as compared to $278.7 million in the prior year, reflecting a reduction in comparable store sales, a reduction in store count by 36 closed stores, and the impact of the 53-week year in the prior year, partially offset by the inclusion of sales from Fashion to Figure. The 53rd week of sales in fiscal year 2017 contributed $12.5 million of sales.

•                  Comparable store sales decreased 1.5%, as compared to the same period last year, representing a decline in the Company’s brick-and-mortar business, partially offset by growth in the Fashion to Figure brand. All quarterly comparable store sales results are based on a 13-week comparable time period.

•                  Gross profit as a percentage of net sales decreased 70 basis points to 28.8% versus fiscal year 2017 fourth quarter gross profit percentage of 29.5%. The decrease reflects increased promotional activity, partially offset by increased leverage of buying and occupancy costs.

•                  Selling, general and administrative expenses decreased by $4.3 million to $72.9 million, or 29.5% of net sales, as compared to $77.2 million, or 27.7% of net sales in the prior year period. The current year’s quarterly results included $1.7 million of non-operating charges primarily related to executive severance expense. The prior year included $0.3 million of non-operating charges primarily related to certain consulting expenses. On a non-GAAP basis, selling, general and administrative expenses decreased by $5.8 million to $71.2 million, or 28.8% of net sales, as compared to non-GAAP selling, general and administrative expenses of $77.0 million, or 27.6% of net sales in the prior year. The decrease reflects the reduction of payroll, a decrease in incentive compensation and the elimination of the extra 53rd week from last year.

•                  GAAP operating results for the fourth quarter of fiscal year 2018, inclusive of $1.6 million of new business startup losses associated with the three new businesses, $1.1 million of non-cash asset impairment costs and $1.7 million of severance and other non-operating charges, reflected a loss of $1.6 million, as compared to operating income of $5.0 million in the prior year. Excluding the non-operating charges, non-GAAP operating income was $0.1 million, which met the Company’s guidance of approximately breakeven, and compares to the prior year’s non-GAAP operating income of $5.3 million.

•                  Provision for income taxes was $2.4 million in the quarter reflecting a $1.6 million assessment related to a multi-year state tax audit, as well as the adjustment of various other state tax reserves. The Company continues to maintain a valuation allowance of $56.0 million, offsetting all deferred tax benefits.

•                  GAAP net loss for the fourth quarter of fiscal year 2018 was $3.6 million, or a loss of $0.06 per diluted share, as compared to GAAP net income of $4.7 million, or earnings of $0.07 per diluted share in the prior year. On a non-GAAP basis, the fourth quarter adjusted net loss was $0.3 million, or breakeven per diluted share, as compared to adjusted net income of $5.0 million, or earnings of $0.08 per diluted share last year.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating adjustments for the 13 weeks ended February 2, 2019 and the 14 weeks ended February 3, 2018. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Full Fiscal Year 2018 Results (52-week period ended February 2, 2019 as compared to the 53-week period ended February 3, 2018):

•                  Net sales were $893.2 million for fiscal year 2018, as compared to $926.9 million for fiscal year 2017. The reduction reflects a reduction in store count and the elimination of the 53rd week from last year, partially offset by the addition of Fashion to Figure and growth in eCommerce. Comparable store sales increased 0.4%, as compared to the same period last year. All full fiscal year comparable store sales results are based on a 52-week comparable time period.

•                  GAAP operating income was $6.5 million. On a non-GAAP basis, adjusted operating income was $10.2 million. This compares to GAAP operating income of $6.9 million and non-GAAP, adjusted operating income of $7.7 million for fiscal year 2017.

•                  Net income was $4.2 million, or earnings of $0.06 per diluted share. On a non-GAAP basis, adjusted net income was $9.6 million, or earnings of $0.15 per diluted share. This compares to the prior fiscal year net income of $5.7 million, or earnings of $0.09 per diluted share. On a non-GAAP basis, prior year adjusted net income was $6.4 million, or earnings of $0.10 per diluted share.

•                  Adjusted EBITDA for fiscal year 2018 was $33.2 million, as compared to $30.4 million in fiscal year 2017. Please refer to the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” in Exhibit 7 of this press release, which reconciles net income (loss) to adjusted EBITDA for the fourth quarter and full year of fiscal 2018 and fiscal 2017.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 6 of this press release, which delineates the non-operating adjustments for the 52 weeks ended February 2, 2019 and the 53 weeks ended February 3, 2018.

Other Financial and Operational Highlights:

•                  Total quarter end inventory decreased 2.0%, as compared to the prior year period, reflecting lower store count and reductions in eCommerce inventory, partially offset by an increase due to the growing Fashion to Figure business.

•                  Capital expenditures for the fourth quarter of 2018 were $4.8 million, as compared to $4.7 million in the prior year period.

•                  During the fourth quarter, the Company opened 1 Fashion to Figure store, closed 18 locations, and remodeled/refreshed 1 existing location ending the fourth quarter with 411 stores, including 119 Outlet stores (which includes 58 clearance stores) and 2.0 million selling square feet in operation.

•                  The Company ended the fourth quarter with $95.5 million of cash on-hand, no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2019, the Company continues to focus on growth and focus on improving its operating results to drive increases in both annual operating income and EBITDA.

As has been widely reported, February’s retail industry performance has been below expectations and the Company believes its results were impacted by factors that are temporary and macro-related which are negatively impacting traffic, further exacerbated by customer acquisition which the Company is addressing by rebalancing its marketing media mix towards new customer acquisition and leadership changes to the digital organization. For the Spring season, combined first and second quarter of fiscal year 2019, the Company expects comparable store sales to decrease in the low single-digit percentage range. The Company expects GAAP operating income to be in the range of breakeven to a profit of $2 million, with losses in the first quarter offset by profitability in the second quarter. These results are inclusive of approximately $2.5 million of new business startup losses for the combined new businesses during the full spring season.

For the first quarter, the Company is expecting the following:

•                  Net sales are expected to decrease in the high single-digit range, reflecting the reduced store count, combined with reductions in comparable store sales in the mid single-digit percentage range.

•                  Gross margin on a GAAP basis is expected to decrease 100 to 150 basis points, reflecting continued improvements in product margin, resulting from decreased product cost and reduced promotional activity, offset by increased shipping costs.

•                  Selling, general and administrative expenses on a GAAP basis are expected to decrease by approximately $1 million versus the prior year’s first quarter. This reflects reductions in variable compensation and reduced payroll, partially offset by an increase in marketing to drive sales and an increase in selling expenses driven by higher eCommerce variable costs.

Additional Outlook:

•                  On-hand inventory at the end of the first quarter is expected to increase in the mid single-digit percentage range, as compared to the prior year, largely reflecting increased inventory levels to support new businesses and a shift in the timing of receipts.

•                  Capital expenditures for the first quarter of fiscal year 2019 are projected to be approximately $3 million to support new businesses and ongoing store remodel activity, as compared to $0.3 million of capital expenditures in the first quarter of the prior year. For the full year, capital expenditures are projected to be $12 million to $13 million, as compared to $8.5 million in capital expenditures in the prior year.

•                  Depreciation and amortization expense for the first quarter of fiscal year 2019 is estimated to be approximately $17 million, inclusive of approximately $12 million attributable to amortization of the Company’s Right-Of-Use Asset resulting from the adoption of Accounting Standards Codification 842, “Leases” on the first day of fiscal year 2019.

•                  During the first quarter of fiscal year 2019, the Company expects to open 1 New York & Company store and 2 Fashion to Figure stores, remodel/refresh 4 existing stores, and close 2 locations.

•                  For fiscal year 2019, the Company expects to open approximately 8 New York & Company stores and 8 Fashion to Figure stores, remodel/refresh 8 existing stores, and close 15 to 20 stores, ending the fiscal year with roughly 407 to 412 stores, and approximately 2.0 million selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store, including Fashion to Figure eCommerce sales, and private label credit card royalties and related revenue are included in comparable store sales. Fashion to Figure retail locations are not included in comparable store sales calculations until they complete 13 full fiscal months of operation. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, Thursday, March 21, 2019 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13688189 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 21, 2019 until 11:59 p.m. Eastern Time on March 28, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13688189.

As a supplement to this press release, slides with information regarding the fourth quarter results and outlook for Spring 2019 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, March 21, 2019.

About RTW Retailwinds

RTW Retailwinds, Inc. (formerly known as New York & Company, Inc.)  is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 411 retail and outlet locations in 34 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise from New York & Company, Fashion to Figure, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. Its branded merchandise is sold exclusively at its retail and outlet locations and online at www.nyandcompany.com, www.fashiontofigure.com and www.nyandcompanycloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

2019 Annual Meeting of Stockholders

The Company’s 2019 Annual Meeting of Stockholders will be held at 10:00 a.m., Eastern Daylight Time, on June 11, 2019 at the Company’s corporate headquarters, 330 West 34th Street, 9th Floor, New York, NY 10001.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)	13 weeks ended February 2, 2019	% of net sales	14 weeks ended February 3, 2018	% of net sales
Net sales	$247,267	100.0%	$278,713	100.0%

Cost of goods sold, buying and occupancy costs	175,965	71.2%	196,467	70.5%

Gross profit	71,302	28.8%	82,246	29.5%

Selling, general and administrative expenses	72,936	29.5%	77,240	27.7%

Operating (loss) income	(1,634)	(0.7)%	5,006	1.8%

Net interest (income) expense	(360)	(0.1)%	137	—%

(Loss) income before income taxes	(1,274)	(0.6)%	4,869	1.8%

Provision for income taxes	2,374	0.9%	122	0.1%

Net (loss) income	$(3,648)	(1.5)%	$4,747	1.7%

Basic (loss) earnings per share	$(0.06)		$0.07

Diluted (loss) earnings per share	$(0.06)		$0.07

Weighted average shares outstanding:
Basic shares of common stock	64,084		63,452
Diluted shares of common stock	64,084		64,690

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(1.5)%	3.0%
Net sales per average selling square foot (a)	$117	$123
Net sales per average store (b)	$583	$617
Average selling square footage per store (c)	4,981	5,026
Ending store count	411	432

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	52 weeks ended February 2, 2019	% of net sales	53 weeks ended February 3, 2018	% of net sales
Net sales	$893,224	100.0%	$926,868	100.0%

Cost of goods sold, buying and occupancy costs	614,212	68.8%	644,041	69.5%

Gross profit	279,012	31.2%	282,827	30.5%

Selling, general and administrative expenses	272,541	30.5%	275,899	29.8%

Operating income	6,471	0.7%	6,928	0.7%

Net interest (income) expense	(813)	(0.1)%	815	0.1%

Loss on extinguishment of debt	239	—%	—	—%

Income before income taxes	7,045	0.8%	6,113	0.6%

Provision for income taxes	2,815	0.3%	438	—%

Net income	$4,230	0.5%	$5,675	0.6%

Basic earnings per share	$0.07		$0.09

Diluted earnings per share	$0.06		$0.09

Weighted average shares outstanding:
Basic shares of common stock	63,825		63,273
Diluted shares of common stock	65,913		64,054

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	0.4%	1.0%
Net sales per average selling square foot (a)	$418	$401
Net sales per average store (b)	$2,082	$2,019
Average selling square footage per store (c)	4,981	5,026

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 2, 2019	February 3, 2018*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$95,542	$90,908
Accounts receivable	9,879	12,528
Inventories, net	82,803	84,498
Prepaid expenses	16,921	16,447
Other current assets	1,818	2,039
Total current assets	206,963	206,420

Property and equipment, net	63,791	77,906
Intangible assets	16,813	17,125
Other assets	1,311	1,505
Total assets	$288,878	$302,956
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$—	$841
Accounts payable	77,050	70,089
Accrued expenses	68,585	70,677
Income taxes payable	375	28
Total current liabilities	146,010	141,635

Long-term debt, net of current portion	—	10,644
Deferred rent	25,090	27,217
Other liabilities	31,165	36,599
Total liabilities	202,265	216,095

Total stockholders’ equity	86,613	86,861
Total liabilities and stockholders’ equity	$288,878	$302,956

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Exhibit (4)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	52 weeks ended February 2, 2019	53 weeks ended February 3, 2018

Operating activities
Net income	$4,230	$5,675

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,044	21,729
Loss from impairment charges	1,598	997
Amortization of intangible assets	312	—
Amortization of deferred financing costs	56	189
Write-off of unamortized deferred financing costs	239	—
Share-based compensation expense	2,335	2,223
Changes in operating assets and liabilities:
Accounts receivable	2,274	(691)
Inventories, net	1,695	(6,454)
Prepaid expenses	(474)	2,299
Accounts payable	6,961	2,021
Accrued expenses	(7,975)	1,242
Income taxes payable	347	(146)
Deferred rent	(2,127)	(2,822)
Other assets and liabilities	(3,443)	(5,084)
Net cash provided by operating activities	27,072	21,178

Investing activities
Capital expenditures	(8,527)	(12,530)
Insurance recoveries	375	—
Acquisition of Fashion to Figure intangible assets	—	(2,246)
Acquisition of Fashion to Figure fixed assets	—	(176)
Net cash used in investing activities	(8,152)	(14,952)

Financing activities
Repayment of long-term debt	(11,750)	(1,000)
Principal payments on capital lease obligations	(1,994)	(1,676)
Shares withheld for payment of employee payroll taxes	(580)	(388)
Repurchase of treasury stock	—	(623)
Proceeds from exercise of stock options	38	—
Net cash used in financing activities	(14,286)	(3,687)

Net increase in cash and cash equivalents	4,634	2,539
Cash and cash equivalents at beginning of period	90,908	88,369
Cash and cash equivalents at end of period	$95,542	$90,908
Non-cash capital lease transactions	$—	$856

Exhibit (5)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the 13 weeks ended February 2, 2019 and the 14 weeks ended February 3, 2018 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	13 weeks ended February 2, 2019
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating (loss) income	Net loss	(Loss) earnings per diluted share
GAAP as reported	$175,965	$71,302	$72,936	$(1,634)	$(3,648)	$(0.06)
Adjustments affecting comparability
Certain severance expense	—	—	1,537	1,537	1,537
Income tax audit assessment	—	—	—	—	1,643
Other non-operating expenses	—	—	178	178	178
Total adjustments (1)	—	—	1,715	1,715	3,358	0.06
Non-GAAP as adjusted	$175,965	$71,302	$71,221	$81	$(290)	$(0.00)

	14 weeks ended February 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$196,467	$82,246	$77,240	$5,006	$4,747	$0.07
Adjustments affecting comparability
Consulting expense	—	—	291	291	291
Other non-operating credits	(6)	(6)	(35)	(41)	(41)
Total adjustments (1)	(6)	(6)	256	250	250	0.01
Non-GAAP as adjusted	$196,473	$82,240	$76,984	$5,256	$4,997	$0.08

(1)         The tax effect of the $1.7 million and $0.3 million of non-operating adjustments during the 13 weeks ended February 2, 2019 and the 14 weeks ended February 3, 2018, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the 52 weeks ended February 2, 2019 and the 53 weeks ended February 3, 2018 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	52 weeks ended February 2, 2019
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$614,212	$279,012	$272,541	$6,471	$4,230	$0.06
Adjustments affecting comparability
Company name change and Registration Statement	—	—	405	405	405
Certain severance expense	286	286	1,822	2,108	2,108
Reversal of certain employee relocation accruals	—	—	(135)	(135)	(135)
Consulting expense	—	—	670	670	670
Legal expenses	—	—	709	709	709
Income tax audit assessment	—	—	—	—	1,643
Total adjustments (1)	286	286	3,471	3,757	5,400	0.09
Non-GAAP as adjusted	$613,926	$279,298	$269,070	$10,228	$9,630	$0.15

	53 weeks ended February 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$644,041	$282,827	$275,899	$6,928	$5,675	$0.09
Adjustments affecting comparability
Certain severance expense	336	336	571	907	907
Certain executive relocation expense	—	—	502	502	502
Consulting expense	—	—	1,486	1,486	1,486
Legal settlement fees net accrual reversal	—	—	(2,125)	(2,125)	(2,125)
Total adjustments (1)	336	336	434	770	770	0.01
Non-GAAP as adjusted	$643,705	$283,163	$275,465	$7,698	$6,445	$0.10

(1)         The tax effect of $3.8 million and $0.8 million of non-operating adjustments during the 52 weeks ended February 2, 2019 and the 53 weeks ended February 3, 2018, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (7)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

A reconciliation of the Company’s GAAP net income (loss) to adjusted EBITDA, a non-GAAP measure, is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted EBITDA after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes adjusted EBITDA provides useful information to both management and investors by excluding certain non-cash charges, as well as expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP

(Amounts in thousands)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	52 weeks ended February 2, 2019	53 weeks ended February 3, 2018
Net (loss) income	$(3,648)	$4,747	$4,230	$5,675
Provision for income taxes	2,374	122	2,815	438
Net interest (income) expense	(360)	137	(813)	815
Depreciation and amortization	5,211	5,375	21,044	21,729
Amortization of intangible assets	78	—	312	—
Loss from impairment charges	1,112	386	1,598	997
Loss on extinguishment of debt	—	—	239	—
Non-operating adjustments (1)	1,715	250	3,757	770
Adjusted EBITDA	$6,482	$11,017	$33,182	$30,424

(1)         Includes the non-operating adjustments reported in Exhibits 5 and 6, except for the $1.6 million income tax audit assessment which is included in the ‘Provision for income taxes’ line above for the 13 weeks and 52 weeks ended February 2, 2019.